EXHIBIT 99.1

                              CONSULTING AGREEMENT

         THIS AGREEMENT (the "AGREEMENT") made as of the 25th day of February 2002 by and between Torque Engineering Corporation maintaining its principal offices at 2932 Thorne Drive Elkhart, Indiana 46514 (hereinafter referred to as the "COMPANY") and Peter Cardillo, whose address is 13 Merlot Ct., Marlton, NJ 08053 (hereinafter referred to as the "CONSULTANT").

                                   WITNESSETH:

         WHEREAS, the Company is desirous of retaining Consultant, on a non-exclusive basis, for the purpose of assisting in strategic planning, identifying opportunities that would be synergistic to the business of the Company and such other services that may be reasonably requested by the Company (collectively the "SERVICES").

         WHEREAS, Consultant is familiar with the Company's business and is willing to provide the agreements contained herein, it is agreed as follows:

         I. ENGAGEMENT OF CONSULTANT. The Company hereby engages Consultant and Consultant agrees to render the Services to the Company.

                A. The Consultant shall devote such time as is reasonably necessary to perform the Services for the Company.

                B. All of the Services to be provided by Consultant to the Company shall be under the direct supervision of the Company. The Company is under no obligation to implement or consummate any of the ideas or opportunities identified by Consultant.

         II.    COMPENSATION.

                A. As sole and exclusive compensation for the Services provided by Consultant to the Company pursuant to this Agreement, the Company will issue to Consultant, upon approval of its Board of Directors, nine hundred thousand (900,000) shares of the Company's common stock, par value $0.0001 per share.

         III. TERM AND TERMINATION. Unless terminated earlier by the Company, this Agreement shall be in effect for a period of one (1) year commencing on the date hereof. This Agreement may be terminated by the Company at any time upon thirty (30) days written notice.

         IV. TREATMENT OF CONFIDENTIAL INFORMATION. The Consultant shall not, either during or at any time thereafter, disclose, without the consent of the Company, any financial or other information concerning the business, affairs, plans and programs of the Company which are delivered by the Company to

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Consultant  in  connection  with the  Services to be rendered by the  Consultant hereunder (the "CONFIDENTIAL INFORMATION"). Consultant will not be bound by the foregoing limitations in the event (i) the Confidential Information is already in the public domain or was otherwise determined and becomes public information other than as a result of a breach of this Agreement or (ii) Consultant is required to disclose the Confidential Information pursuant to a subpoena or other judicial order. However, in the event Consultant is obligated to disclose any Confidential Information, it shall first notify the Company so that the Company may attempt to obtain a judgment or order restricting such disclosure.

         V. INDEPENDENT CONTRACTOR. It is expressly agreed that the Consultant is acting as an independent contractor in performing the Services hereunder. The Company is under no obligation to provide workers compensation insurance or any health or accident insurance on behalf of the Consultant. The Company shall not pay any contributions to social security, unemployment insurance, Federal or state withholding taxes nor provide any other contributions or benefits which might be customary in an employer-employee relationship.

         VI.    ASSIGNMENT.   The   Consultant   may  not   assign  any  of  its
responsibilities hereunder to third parties without the prior written consent of the Company.

         VII. NOTICES. All notices, requests, demands, or other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given upon receipt if delivered in person or by Federal Express (or similar overnight courier service) to the parties at the following addresses:

           If to Consultant:       Peter Cardillo
                                   13 Merlot Ct.
                                   Marlton, New Jersey 08053

           With a copy to:
                                   ---------------------------
                                   ---------------------------
                                   ---------------------------
                                   Attention:
                                              ----------------

           If to the Company:      Torque Engineering Corporation
                                   2932 Thorne Drive
                                   Elkhart, Indiana  46514
                                   Attention: Richard D. Wedel

           With a copy to:         Clayton E. Parker, Esq.
                                   Kirkpatrick & Lockhart LLP
                                   201 South Biscayne Boulevard, Suite 2000
                                   Miami, Florida  33131

Any party may change the address to which notices, requests, demands or other communications to such party shall be delivered or mailed by giving notice thereof to the other parties hereto in the manner provided herein. Any notice may be given on behalf of a party by its counsel.

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


         VIII. ENTIRE AGREEMENT, ETC. This Agreement sets forth the parties final and entire agreement, and supersedes any and all prior understandings with respect to its subject matter. This Agreement shall bind and benefit the parties hereto and their respective heirs, successors and assigns, except as otherwise set forth in this Agreement. The Company may assign this Agreement to any other person in connection with the sale, transfer or other disposition of all or a substantial portion of its business and assets; and this Agreement shall inure to and be binding upon any successor to all or a substantial portion of the business, or to all or substantially all of the assets, of the Company, whether by merger, consolidation, purchase of stock assets or otherwise. This Agreement cannot be changed, waived or terminated except by a writing signed by both Consultant and the Company.

         IX. SEVERABILITY. If any provision of this Agreement shall be held to be invalid or unenforceable, such invalidity or unenforceability shall attach only to such provision and shall not affect or render invalid or unenforceable any other provision of this Agreement, and this Agreement shall be construed as if such provision had been drawn so as not to be invalid or unenforceable.

         X. MODIFICATION AND WAIVER. This Agreement may not be altered or modified except by writing signed by each of the respective parties hereof.

         XI. LAW TO GOVERN; FORUM FOR DISPUTES. This Agreement shall be governed by the laws of the State of Indiana without giving effect to the principle of conflict of laws. Each party acknowledge to the other that courts within the State of Indiana shall be the sole and exclusive forum to adjudicate any disputes arising under this Agreement.

         XII. COUNTERPARTS. This document may be executed in two or more counterparts each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year first written above.


                                  TORQUE ENGINEERING CORPORATION


                                  By: /s/ Richard D. Wedel
                                     --------------------------------
                                          Richard D. Wedel
                                          Its: Chairman



                                  CONSULTANT


                                  By: /s/ Peter Cardillo
                                     --------------------------------
                                          Peter Cardillo



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